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EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the reference to our firm under the caption "Experts" in the prospectus supplement dated June 2, 2004 for the offering of $300 million of Notes under the Registration Statement (Nos. 333-105850 and 333-44594) on Form S-3 of ERP Operating Limited Partnership.

/s/ Ernst & Young LLP

Chicago, Illinois
June 3, 2004

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CONSENT OF INDEPENDENT ACCOUNTANTS